Manning & Napier Fund, Inc. 485BPOS

Exhibit 99.h(1)(a)

AMENDED AND RESTATED SCHEDULE A

To the Master Services Agreement

Effective January 1, 2022

I.	Administration and Accounting

A.	The following fees apply to the Fund’s Series that are not fund-of-fund Series:

i.	Asset Based Fees:

The following annual fee will be calculated based upon the Series’ aggregate average net assets and paid monthly:

0.0085% of the Series’ first $25 billion of average net assets;

0.0075% of the Series’ next $15 billion of average net assets; and,

0.0065% of the Series’ average net assets in excess of $40 billion.

ii.	Financial Administration Base Fee:

The annual base fee will be $18,400 for each Series.

B.	The following fees apply to the Fund’s Series that are fund-of-fund Series:

i.	Asset Based Fees:

The following annual fee will be calculated based upon the fund-of-funds’ aggregate average net assets and paid monthly:

0.00225% of the fund-of-funds’ average net assets.

ii.	Accounting Base Fee:

The annual base fee for accounting services will be $12,000 per fund-of-fund.

iii.	Financial Administration Base Fee:

The annual base fee for financial administration services will be $12,000 per fund-of-fund.

II.	Regulatory Administration

A.	Regulatory Administration Services Fees:

$25,000 per annum per Fund plus $5,400 per Series per year

B.	ArcProspectus Services:

$150 per published page (estimate based on two annual registration statement updates)

C.	Base 38a-1 Compliance Support Service Fees:

For base compliance support services, MNA will charge $7,500 per year for administration and accounting.

D.	Regulatory Filing Services Fees:

Form N-CSR filing fee:

$2,500 per filing for annual report

$1,500 per filing for semi-annual report

Part F of Form N-PORT filing fee:

First Series	Each additional Series
$750 per filing	$375 per filing

E.	SEC Modernization: Form N-PORT and N-CEN

Per standard fund per year	$10,000
Per complex * fund per year	$12,000
Per fund of fund per year	$8,000

*Complexity is based on # counterparties, derivatives, securities lending and/or external data sources

III.	Financial Typesetting Fees:

A.	40 Act Financial Reporting Service Fee-per Series per year is included in the Fund Admin base fee.

Financial Typesetting Fee	$150 per page
Charts and Graphs	$97 per graph for set up
Charts and Graphs	$85 per graph for changes
Programming and Implementation-per hour	$125 per hour

IV.	Additional Fees:

A.	Multiple Manager Fee:

$15,000 annually per portfolio sleeve for unaffiliated manager

$3,000 annually per portfolio sleeve managed by client or affiliate, with the exception of affiliated derivatives management (Options/Future)

B.	Multiple Class Fee:

$6,000 annually per class, for each class beyond the first class in each Series

C.	Fair Value Services:

$6,000 annually per Series that utilizes the service

VI.	OUT-OF-POCKET EXPENSES

A.	In addition to the fees set forth above, the Fund agrees to reimburse MNA for any out –of-pocket expenses. Out-of-pocket expenses include, but are not limited to the following:

●	Independent Security Market Quote Costs*:

Domestic equities	$0.08	Foreign equities	$0.10
Domestic bonds	$0.50	Foreign bonds	$0.60
Money market inst.	$0.50	CMO/asset-backed	$0.65
Municipal bonds	$0.60	Broker/manually	$1.05
		priced securities
Bank loans	$0.50	Options	$0.25

●	Fair Value Services (as quoted by provider)

●	Courier and other delivery charges

●	Telephone costs

●	Banking costs

●	Vendor changes – including, but not limited to system utilized to perform services under this Agreement.

*Prices are subject to change as a result of third party vendors and are per security per day charges.

VII.	MISCELLANEOUS

On an annual basis, upon thirty (30) days prior written notice, MNA may increase fees once each year (November 1 - October 31) by the lesser of (i) 1.5%, or (ii) the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor, since November 1, 2014 or the last such adjustment in the fees subsequent to November 1, 2014. MNA must invoke this clause (give the written notice provided for above) with respect to a particular contract year or with respect to a 12-month period commencing within such year within 120 days of the end of the prior year.

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